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Partners Trust Financial Group Announces Quarterly Dividend

Utica, N.Y., February 24, 2004 - Partners Trust Financial Group, Inc. (Nasdaq: PRTR), the holding company for SBU Bank, announced today that its Board of Directors had declared a quarterly cash dividend of twelve cents ($0.12) per share on outstanding PRTR stock. The dividend is payable on March 31, 2004 to stockholders of record on March 12, 2004.

Partners Trust Financial Group, headquartered in Utica, New York, is the holding company for SBU Bank. SBU Bank offers a wide variety of business and retail banking products as well as a full range of trust, investment, and municipal banking services through its sixteen Central New York locations in Oneida, Onondaga and Herkimer counties. Customers' banking needs are serviced 24 hours a day through a network of ATMs, automated telephone banking, and through the convenience of internet banking at its website, www.sbu.com.

On December 24, 2003, Partners Trust announced it had adopted a plan of conversion and agreed to acquire BSB Bancorp, Inc., the holding company for BSB Bank and Trust Company. BSB Bank provides a broad range of deposit, loan, trust and financial services through its 20 full-service banking offices in Broome, Onondaga, Tioga and Chenango Counties.

Contact: Partners Trust Financial Group, Inc.

John Zawadzki, President & CEO 315-738-4778

Steven Covert, Executive VP & CFO 315-738-4993